                                                                  EXHIBIT (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated November 7, 1996 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Omega Acquisition Corporation by CS First Boston Corporation ("CS First Boston") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                       35,252,986 Shares of Common Stock

                                      of

                              Eckerd Corporation

                                      at

                             $35.00 NET PER SHARE

                                      by

                         Omega Acquisition Corporation
                         a wholly-owned subsidiary of

                          J. C. PENNEY COMPANY, INC.

        Omega Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of J. C. Penney Company, Inc., a Delaware corporation ("Parent"), hereby offers to purchase 35,252,986 shares of common stock, par value $.01 per share (the "Shares"), of Eckerd Corporation, a Delaware corporation (the "Company"), or such other number of Shares representing 50.1% of the Company's outstanding common stock on the date of purchase, at a price of $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 7, 1996 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Tendering stockholders who have Shares registered in their names will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Following the consummation of the Offer, Purchaser intends to effect the merger described below.


     THE OFFER, THE PROBATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 6, 1996,
                         UNLESS THE OFFER IS EXTENDED.


        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) 35,252,986 SHARES OR SUCH OTHER NUMBER OF SHARES REPRESENTING 50.1% OF THE COMPANY'S OUTSTANDING COMMON STOCK ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. SEE THE INTRODUCTION AND SECTIONS 1 AND 14 OF THE OFFER TO PURCHASE.

        The Offer is being made pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of November 2, 1996 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, (i) if the Stock Condition (as defined herein) has been satisfied, the Company will be merged with and into Purchaser (the "Forward Merger"), with Purchaser surviving the merger as a direct wholly-owned subsidiary of Parent, or (ii) if the Stock Condition has not been satisfied, Purchaser will be merged with and into the Company ( the "Reverse Merger") with the Company surviving the merger as a direct wholly-owned subsidiary of Parent (the Forward Merger and Reverse Merger are collectively referred to as the "Merger"). The "Stock Condition" will have been satisfied if (i) the aggregate market value of the shares of Parent Common Stock (as defined below) deliverable upon consummation of the Forward Merger (the "Stock Value"), based upon the closing price of such stock on the New York Stock Exchange Composite Tape on the date immediately prior to the effective time of the Merger (the "Effective Time"), is at least 45% of the sum of (y) the Stock Value and (z) the aggregate amount paid by Purchaser to purchase Shares pursuant to the Offer and (ii) if legal counsel to the Company delivers to the Company and legal counsel to Parent delivers to Parent opinions that the Forward Merger will constitute a "tax-free reorganization" (as more fully described in the Merger Agreement). Notwithstanding the foregoing, Parent may, in its sole discretion, increase the number of shares of Parent Common Stock into which Shares will be converted in the Forward Merger so as to satisfy the Stock Condition. Pursuant to the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by the Company, Parent, Purchaser or any other subsidiary of Parent, which Shares shall automatically be cancelled and retired and cease to exist and (ii) in the event of a Reverse Merger, Shares owned by holders who shall have properly exercised their appraisal rights under the Delaware General Corporation Law, if any) will be converted into the right to receive (i) if the Stock Condition has been satisfied and the Forward Merger is effected, 0.6604 shares of Parent's common stock, $.50 par value per share ("Parent Common Stock"), or (ii) if the Stock Condition has not been satisfied and the Reverse Merger is effected, $35.00 in cash (or such greater amount per Share paid pursuant to the Offer) (the "Offer Price"), without interest.

        THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AT THE OFFER PRICE AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY THAT WISH TO RECEIVE CASH FOR THEIR SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES.

        Purchaser reserves the right, subject to the terms of the Merger Agreement, to extend the Offer by giving oral or written notice of such extension to the Depositary (as defined below). Pursuant to the Merger Agreement, (i) Purchaser may, without the consent of the Company, extend the Offer so as to comply with applicable rules and regulations of the Securities and Exchange Commission and (ii) so long as the Merger Agreement has not been terminated in accordance with its terms, if at the Expiration Date any of the conditions to Purchaser's obligations to accept for payment and pay for Shares are not satisfied or waived, Purchaser will extend the Offer on one or more occasions, provided that Purchaser will not be obligated to extend the Expiration Date beyond February 1, 1997, except in certain circumstances. Any such extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension, to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

        If more than 35,252,986 Shares, or such other number of Shares representing 50.1% of the Company's outstanding common stock on the date of purchase, are properly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4 of the Offer to Purchase, Purchaser will, upon the terms and subject to the conditions of the Offer, purchase 35,252,986 Shares, or such other number of Shares representing 50.1% of the Company's outstanding common stock on the date of purchase, on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares properly tendered prior to the Expiration Date and not withdrawn. If fewer than 35,252,986 Shares, or fewer than such other number of Shares representing 50.1% of the Company's common stock on the date of purchase, shall have been properly tendered prior to the Expiration Date and not withdrawn, Purchaser shall (i) extend the Offer and retain all such Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, including any rights of stockholders to withdraw their Shares, or (ii) with the consent of the Company, waive the Minimum Condition and purchase all properly tendered Shares. Due to the difficulty of determining the precise number of Shares properly tendered and not withdrawn, if proration is required, Purchaser does not expect to announce the final results of proration or pay for any Shares until at least seven New York Stock Exchange, Inc. trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information when it becomes available from the Information Agent and may be able to obtain such information from their brokers.

        The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, December 6, 1996, unless and until Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered and not withdrawn, if and when Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser by reason of any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares ("Certificates") or a book entry confirmation of the book entry transfer of such Shares into the Depositary's account at the Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in the Offer to Purchase, (b) the Letter of Transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book entry transfer, and (c) any other documents required by the Letter of Transmittal.

        If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth in the Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in
Section 4 of the Offer to Purchase.

        If certain events occur, Purchaser will not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. If any tendered Shares are not purchased pursuant to the Offer for any reason, including because of proration, or are not paid for because of invalid tender, or if Certificates are submitted representing more Shares than are tendered, Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 of the Offer to Purchase, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

        Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 5, 1997. In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder, if different from that of the person who tendered such Shares. If Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates evidencing the Shares to be withdrawn must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company or savings bank having an office or correspondent in the United States (each an "Eligible Institution") unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by repeating one of the procedures in Section 3 of the Offer to Purchase at any time before the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose judgement will be final and binding on all parties.

        The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        The Company has provided to Purchaser its stockholder list and security positions listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and other related materials may be directed to the Information Agent, the Dealer Manager or to brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                              New York, NY 10005
                        Call Toll Free: (800) 848-3155

                     The Dealer Manager for the Offer is:

                                CS FIRST BOSTON

                               Park Avenue Plaza
                              55 East 52nd Street
                              New York, NY 10055
                         Call Toll-Free (800) 917-2291


November 7, 1996